SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934

Date of Report
(Date of earliest event reported):	October 25, 2004 ----------------------

SAN DIEGO GAS & ELECTRIC COMPANY
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(Exact name of registrant as specified in its charter)

CALIFORNIA --------------------------------	1-3779 --------------------------------	95-1184800 --------------------------------
(State of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.

8330 CENTURY PARK COURT, SAN DIEGO, CA ------------------------------------------------------------------	92123 ----------------------
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(619) 696-2000 -------------------

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(Former name or former address, if changed since last report.)

FORM 8-K

Item 8.01 Other Events

Border Price Investigation

As previously reported, in November 2002 the California Public Utilities Commission (CPUC) instituted an investigation into the Southern California natural gas market and the price of natural gas delivered to the California - Arizona border between March 2000 and May 2001. San Diego Gas & Electric Company (SDG&E) and its affiliate, Southern California Gas Company (SoCalGas), are the parties to the first phase of the investigation. If the CPUC were to determine that any party to the investigation contributed to the natural gas price spikes that occurred during the investigation period, the CPUC may modify the party's natural gas procurement incentive mechanism, reduce the amount of any shareholder award for the period involved, and/or order the party to issue a refund to ratepayers.

On October 25, 2004, the CPUC Administrative Law Judge assigned to the investigation re-opened hearings in the first phase of the investigation for additional testimony and supplemental opening and reply briefs. While the Administrative Law Judge stated that a proposed decision is not imminent, SDG&E expects that a proposed decision will be issued before year end for consideration by the CPUC. Although the proposed decision may be adverse to it, SDG&E believes it is unlikely that the full CPUC would adopt any such adverse decision and would instead conclude that SDG&E was not responsible for any natural gas price spikes. A final CPUC decision in the first phase of the investigation is not expected until 2005.

Also as previously reported, the CPUC may also hold additional rounds of hearings to consider whether other companies contributed to the natural gas price spikes.

Cost of Service Proceedings

As previously reported, the CPUC Administrative Law Judge and the CPUC Commissioner assigned to SDG&E's cost of service proceedings have issued differing proposed decisions rejecting the proposed settlement that had been recommended to the CPUC by SDG&E and most of the other major parties to the proceedings, including the ORA. SDG&E now expects that another CPUC Commissioner will issue an additional proposed decision that, if adopted by the CPUC, would essentially approve the proposed settlement. The CPUC may adopt any one of these proposed decisions, as proposed or with modifications, or reject all of them and adopt a different outcome.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

San Diego Gas & Electric Company

Date: October 26, 2004	By: /s/ S.D. Davis -----------------------------------------
S.D. Davis Sr. Vice President-External Relations and Chief Financial Officer